Exhibit 3.9

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRI POINTE OPERATING, LP

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. IN ADDITION, THE OFFER AND SALE OF THESE SECURITIES HAVE NOT BEEN QUALIFIED OR REGISTERED UNDER ANY STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE QUALIFICATION OR REGISTRATION PROVISIONS OF THE STATE ACTS OR PREEMPTION PURSUANT TO THE SECURITIES ACT. YOU MAY NOT OFFER OR SELL OR OTHERWISE TRANSFER THESE SECURITIES OR ANY INTEREST THEREIN TO, OR RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT FIRST PROVIDING TO THE COMPANY AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE PARTNERSHIP THAT THE PROPOSED OFFER, SALE OR OTHER TRANSFER IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF THE SECURITIES ACTS OR THE STATE ACTS. IN ADDITION, THE INTERESTS ARE SUBJECT TO SIGNIFICANT OTHER RESTRICTIONS ON TRANSFER CONTAINED IN THE AGREEMENT OF LIMITED PARTNERSHIP OF TRI POINTE OPERATING, LP GOVERNING THE COMPANY, INCLUDING, WITHOUT LIMITATION, A PROHIBITION ON TRANSFER WITHOUT THE PRIOR WRITTEN CONSENT OF ONE (1) OR MORE OF THE PARTNERS, WHICH CONSENT MAY BE WITHHELD IN EACH SUCH PARTNER’S SOLE AND ABSOLUTE DISCRETION. NO PUBLIC OR OTHER MARKET WILL DEVELOP FOR THE INTERESTS IN THE PARTNERSHIP, AND YOU WILL BE REQUIRED TO HOLD THE INTERESTS FOR AN INDEFINITE PERIOD OF TIME AND CONTINUE TO BEAR THE ECONOMIC RISK OF A TOTAL LOSS OR YOUR INVESTMENT.

(i)

(ii)

Exhibit:

Exhibit “A”            Names, Addresses and Percentage Interests of the Partners

(iii)

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRI POINTE OPERATING, LP

THIS AGREEMENT OF LIMITED PARTNERSHIP OF TRI POINTE OPERATING, LP, is entered into effective as of September     , 2010, by and between TPH INVESTMENTS, INC., a Delaware corporation, as the general partner (the “General Partner”); and TRI POINTE HOMES, LLC, a Delaware limited liability company, as the limited partner (the “Limited Partner”). The capitalized terms used herein shall have the respective meanings assigned to such terms in Article X.

ARTICLE I

FORMATION AND AGREEMENT OF LIMITED PARTNERSHIP

1.01 Formation

The Partners hereby form a limited partnership pursuant to the provisions of the Act for the purposes and scope set forth in this Agreement.

1.02 Filings

The General Partner shall execute a Certificate of Limited Partnership pursuant to the provisions of Section 17-201 of the Act which the General Partner shall cause to be duly filed in the Office of the Delaware Secretary of State and certified copies of which may be, in the General Partner’s sole and absolute discretion, recorded in any county within or outside of the State of Delaware. The General Partner may execute and cause to be filed such other certificates, securities filings or other documents as may be necessary or appropriate, in the sole and absolute discretion of the General Partner, for the formation, operation, continuation, qualification and/or registration of a limited partnership in the State of Delaware, the State of California and any other state, commonwealth or the District of Columbia, in which the Partnership may elect to do business or own property.

1.03 Name of Partnership

The Partnership was originally formed under the name “TRI Pointe Homes, LP,” but subsequently changed its name to “TRI Pointe Operating, LP.” The Partnership shall conduct business under such name or any other name the General Partner may select that complies with the Act.

1.04 Principal Office

The principal office of the Partnership initially shall be located at 20201 SW Birch Street, Suite 100, Newport Beach, California 92660, and may thereafter be changed from time to time by the General Partner, in its sole and absolute discretion, upon written notice to the Limited Partner.

1.05 Delaware Office and Agent

The Partnership shall maintain a Delaware registered office and an agent for service of process in the State of Delaware as required by the Act. If the registered agent ceases to act as such for any reason, the registered office changes or the General Partner otherwise determines to change any such office or agent, then the General Partner shall designate a replacement registered office or agent, as the case may be.

1.06 Nature of Business

The Partnership is authorized to engage in any activity permitted by the Act.

1.07 Outside Activities

To the maximum extent allowed under the Act, no Partner shall have any obligations (fiduciary or otherwise) with respect to the Partnership or to the other Partner insofar as making other investment opportunities available to the Partnership or to the other Partner. Each Partner may, to the maximum extent allowed under the Act, engage in whatever activities such Partner may choose without having or incurring any obligation to offer any interest in such activities to the Partnership or to the other Partner. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent any Partner from engaging in such activities, and the fiduciary duties of the Partners shall be limited solely to those arising from engaging in the business of the Partnership.

1.08 The Partners

The respective names and business or residence addresses of the Partners are set forth on Exhibit “A” attached hereto. Each Partner shall promptly advise the Partnership in writing of any change to such information. Although the General Partner shall be responsible for managing the business and affairs of the Partnership, the Partners acknowledge and agree that, except as otherwise provided in this Agreement, (i) the General Partner will not own any economic interest in the Partnership (as authorized by Section 17-401(a) of the Act), and (ii) the Limited Partner will own one hundred percent (100%) of the economic interests in the Partnership.

1.09 Term of Partnership

The term of the Partnership shall commence on the date the Certificate of Limited Partnership for the Partnership is filed with the Delaware Secretary of State and shall continue perpetually, unless dissolved sooner pursuant to Article VII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Partnership’s Certificate of Limited Partnership.

ARTICLE II

MANAGEMENT AND OPERATION OF THE PARTNERSHIP

2.01 Management by the General Partner

In addition to the specific rights and powers herein granted, the General Partner shall possess, enjoy and may exercise all of the rights and powers of a general partner as more particularly provided by the Act. Subject to Section 2.02, the General Partner shall have the full and complete charge of all aspects of the business and affairs of the Partnership, and the management and control of the Partnership’s business shall rest exclusively with the General Partner. All contracts, agreements, documents and instruments affecting or relating to the business of the Partnership (including, without limitation, the Certificate of Limited Partnership for the Partnership, any amendments thereto, and any document evidencing cancellation thereof and any and all other contracts, agreements, documents and instruments required or permitted to be executed in connection the Partnership) may be executed on the Partnership’s behalf only by the General Partner, and without execution by the Limited Partner.

2.02 Restrictions and Limitations on the Limited Partners

The Limited Partner shall not have any right, power, or authority to act for or bind the Partnership. Except as otherwise provided in this Agreement, to the maximum extent allowed by law, the Limited Partner shall not take any part in the conduct or control of the Partnership’s business and the Limited Partner shall only have the right to vote upon Partnership matters in the manner set forth below in this Section 2.02. Moreover, notwithstanding any term or provision set forth in Section 2.01, the General Partner shall not have the right, power or authority to undertake any of the following without obtaining the prior approval of the Limited Partner in the manner set forth below in this Section 2.02:

(a) Amendment. Any amendment to this Agreement;

(b) Admission of Additional General Partner. The admission of an additional general partner;

(c) Election of Successor General Partner. The election of a Successor General Partner pursuant to Section 7.01 if the last remaining General Partner for any reason ceases to act; and

(d) Other Matters. Any other matter requiring the affirmative vote of the Limited Partner in accordance with the terms of this Agreement.

All of the matters set forth above must receive the unanimous affirmative vote of the General Partner and the Limited Partner, except for the matter referenced in Section 2.02(d), which shall require the affirmative vote of the Limited Partner in the manner set forth in this Agreement. Meetings of the Partners may be called by the General Partner for the purpose of discussing and/or voting upon the matters described above in this Section 2.02. The General Partner may either seek the written vote of the Partners on any proposed matter by written consent without a meeting or may call a meeting of the Partners to vote thereon. Procedures for noticing of and voting at such meetings or by consent in lieu of meetings shall be in accordance with the Act.

2.03 Exculpation; Reliance

No Indemnitee shall be liable, in damages or otherwise, to the Partnership or to any Partner for any loss that arises out of any act performed or omitted to be performed by it or him pursuant to the authority granted (1) by this Agreement, (2) by the board of directors of either Partner, (3) by any Senior Officer Employment and Equity Agreement, or (4) by any other properly authorized instrument executed by the Partnership or either Partner so long as (a) such Indemnitee, at the time of such action or inaction, believed in good faith that such Indemnitee’s course of conduct was in the best interests of the Partnership, (b) such Indemnitee’s performance of such act or failure to perform such act did not constitute fraud, gross negligence or willful misconduct, and (c) such Indemnitee did not breach this Agreement by such action or inaction. An Indemnitee shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, reports or statements presented to the Partnership by any of its other managers, partners, officers, employees or committees of the Partnership, or by any other Person as to matters the Indemnitee reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by the Partnership, including information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership or any other facts pertinent to the existence or amount of assets from which distributions to the Partners might properly be paid.

2.04 Indemnification

(a) Partnership Indemnity. The Partnership shall to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was serving in the capacity as an Indemnitee, against any loss, damage, liability or expense (including attorneys’ fees, costs of investigation and amount paid in settlement) incurred by or imposed upon the Indemnitee in connection with any such action, suit or proceeding, except to the extent that such loss, damage, liability or expense arose from the Indemnitee’s (i) failure to (A) act in good faith or (B) in a manner that such Indemnitee reasonably believed to be in or not contrary to the best interests of the Partnership, (ii) fraud, gross negligence or willful misconduct, (iii) breach of this Agreement in any material respect, (iv) in the case of any Senior Officer, breach of any terms of employment or the Senior Officer Employment and Equity Agreement in any material respect, or (v) violation of a material law. Notwithstanding the foregoing, no indemnification shall be payable hereunder to any Indemnitee in respect of any action in which such Indemnitee is a plaintiff, other than an action for indemnification under Sections 2.03, 2.04 and/or 2.05.

(b) Payment of Expenses. The Partnership shall pay the expenses incurred by an Indemnitee in defending any action, suit or proceeding, or in opposing any claim arising in connection with any potential or threatened action, suit or proceeding, in each case for which indemnification may be sought pursuant to Sections 2.03, 2.04 and/or 2.05, in advance of the final disposition thereof, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay such payment if it shall be determined by a court of competent jurisdiction that such Indemnitee is not entitled to indemnification therefore as provided herein.

(c) Non-Exclusive Rights. The rights to indemnification and advancement of expenses conferred in Sections 2.03, 2.04 and/or 2.05 shall not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any law, statute, rule, regulation, charter document, bylaw, contract or agreement and shall inure to the benefit of the executors, administrators, personal representatives, successors and permitted assigns of each such Indemnitee.

(d) Limited Recourse. Recourse by an Indemnitee for indemnity under Sections 2.03, 2.04 and/or 2.05 shall be only against the Partnership as an entity and no Partner shall by reason of being a Partner shall be liable for the Partnership’s obligations under Sections 2.03, 2.04 and/or 2.05.

(e) Contract Right. Rights and benefits conferred on an Indemnitee under Sections 2.03, 2.04 and/or 2.05 shall be considered a contract right and shall not be retroactively abrogated or restricted without the written consent of the Indemnitee affected by the proposed abrogation or restriction.

(f) Senior Officers. Notwithstanding the foregoing and except as provided in the next sentence, Sections 2.03, 2.04 and/or 2.05 do not apply to any action, suit or proceeding by the Partnership or any member of the Limited Partner against any Senior Officer, including to enforce any of rights under any Senior Officer Employment and Equity Agreement. This Section 2.04(f) shall be of no further force and effect with respect to any action, suit or proceeding by the Partnership or any member of the Limited Partner against any Senior Officer commenced after the consummation of a Qualified Public Offering or a Sale of the Company (as such terms are defined in the LLC Agreement).

(g) Insurance. As soon as practicable after the Agreement Date, the Partnership shall cause to be maintained insurance covering liability of each Indemnitee in such amounts and on such terms as the General Partner determines in good faith to be commercially reasonable.

2.05 Survival

The provisions of Sections 2.03, 2.04 and/or 2.05 shall survive any termination or amendment of this Agreement, any Person ceasing to be a Partner or the dissolution or termination of the Partnership.

2.06 Reimbursement and Fees

The General Partner (and its Affiliates) shall be reimbursed for any reasonable expenses incurred by General Partner (and/or such Affiliates) on behalf of the Partnership. None of the reimbursements made to the General Partner (and/or its Affiliates) pursuant to this Section 2.06 shall reduce the General Partner’s Capital Account. Except as otherwise provided in this Agreement, none of the Partners (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Partnership.

2.07 Liability of Limited Partners

Except as otherwise set forth in this Agreement, the Limited Partner shall not be liable to the Partnership, the other Partner or any third party for the debts, obligations and liabilities of the Partnership or any other losses thereof, it being expressly understood and agreed that the liability of the Limited Partner for such debts, obligations, liabilities and losses shall be limited to such Partner’s Interest in the Partnership.

ARTICLE III

CAPITAL CONTRIBUTIONS AND

FINANCIAL OBLIGATIONS OF THE PARTNERS

3.01 Initial Capital Contributions

Concurrently with the execution and delivery of this Agreement and pursuant to the Contribution Agreement, the Limited Partner shall assign and contribute to the capital of the Partnership all of the “Contributed Assets” (as such term is defined in the Contribution Agreement), except for certain of the Contributed Assets which are assigned and contributed to the General Partner or the Limited Partner pursuant to the Transfer Documents (as such term is defined in the Contribution Agreement). As a result of such assignments and contributions, the Limited Partner’s Capital Account shall be credited with the amount set forth opposite such Partner’s name under the column entitled “Initial Capital Account Credit” on Exhibit “A” attached hereto.

3.02 Capital Contributions in General

Except as otherwise expressly provided in this Agreement or as may otherwise be determined by the General Partner, (i) no part of the contributions of any Partner to the capital of the Partnership may be withdrawn by such Partner, (ii) no Partner shall be entitled to receive interest on such Partner’s contributions to the capital of the Partnership, (iii) no Partner shall have the right to demand or receive property other than cash in return for such Partner’s contribution to the Partnership, and (iv) no Partner shall be required or entitled to contribute additional capital to the Partnership other than as permitted or required under this Article III.

ARTICLE IV

ALLOCATION OF PROFITS AND LOSSES

4.01 Allocation of Net Losses

Net Losses of the Partnership for each fiscal year (or part thereof) shall be allocated to the Partners at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Losses. First, to the Limited Partner to the extent of the amount by which the aggregate cumulative Net Profits for the current and all prior fiscal years of the Partnership allocated to such Partner throughout the term hereof pursuant to Section 4.02(c) exceeds the aggregate cumulative Net Losses for the current and all prior fiscal years of the Partnership allocated to such Partner throughout the term hereof pursuant to this Section 4.01(a);

(b) Second Tier Losses. Second, to the Partners in proportion to, and to the extent of, their respective positive Capital Account balances, if any; and

(c) Third Tier Losses. Thereafter, one hundred percent (100%) to the General Partner.

4.02 Net Profits

Net Profits of the Partnership for each fiscal year (or part thereof) shall be allocated to the Partners at the end of such fiscal year (or part thereof) in the following order of priority:

(a) First Tier Profits. First, to the General Partner to the extent of the amount by which the aggregate cumulative Net Losses for the current and all prior fiscal years of the Partnership allocated to such Partner throughout the term hereof pursuant to Section 4.01(c) exceeds the aggregate cumulative Net Profits for the current and all prior fiscal years of the Partnership allocated to such Partner throughout the term hereof pursuant to this Section 4.02(a);

(b) Second Tier Profits. Second, to the Partners in proportion to, and to the extent of, the amount by which the aggregate cumulative Net Losses for the current and all prior fiscal years of the Partnership allocated to each such Partner throughout the term hereof pursuant to Section 4.01(b) exceeds the aggregate cumulative Net Profits for the current and all prior fiscal years of the Partnership allocated to each such Partner throughout the term hereof pursuant to this Section 4.02(b); and

(c) Third Tier Profits. Thereafter, one hundred percent (100%) to the Limited Partner.

4.03 Special Allocations

Notwithstanding any other provision of this Agreement, no Net Losses or item of expense, loss or deduction shall be allocated to the Limited Partner to the extent such an allocation would cause or increase a deficit balance standing in such Partner’s Adjusted Capital Account and any such Net Losses shall instead be allocated one hundred percent (100%) to the General Partner. In addition, items of income and gain shall be specially allocated to the Partners in accordance with and to the extent required by the qualified income offset provisions set forth in Treasury Regulation Section 1.704-1(b)(2)(ii)(d). Notwithstanding any other provision in this Article IV, (i) any and all “partnership nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)(1)) of the Partnership for any Fiscal Year or other period shall be allocated one hundred percent (100%) to the Limited Partner; (ii) any and all “partner nonrecourse deductions” (as such term is defined in Treasury Regulation Section 1.704-2(i)(2)) attributable to any “partner nonrecourse debt” (as such term is defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated to the Partner that bears the “economic risk of loss” (as determined under Treasury Regulation Section 1.752-2) for such “partner nonrecourse debt” in accordance with Treasury Regulation Section 1.704-2(i)(1); (iii) each Partner shall be specially allocated items of Partnership income and gain in accordance with the partnership minimum gain chargeback requirements set forth in Treasury Regulation Sections 1.704-2(f) and 1,704-2(g); and (iv) each Partner with a share of the minimum gain attributable to any “partner nonrecourse debt” shall be specially allocated items of Partnership income and gain in accordance with the partner minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). Any and all “excess nonrecourse liabilities” of the Partnership as determined under Treasury Regulation Section 1.752-3(a)(3) shall be allocated one hundred percent (100%) to the Limited Partner.

4.04 Curative Allocations

The allocations set forth in Section 4.03 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 4.04. Therefore, notwithstanding any other provision of this Article IV (other than the Regulatory Allocations), the General Partner is authorized to make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement and all Partnership items were allocated pursuant to Sections 4.01 and 4.02. In exercising its discretion under this Section 4.04, the General Partner shall take into account future Regulatory Allocations under Section 4.03 but, although not yet made, are likely to offset other Regulatory Allocations previously made under the provisions of Section 4.03.

4.05 Differing Tax Basis; Tax Allocation

Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Partnership shall be allocated among the Partners for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of applicable state law, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)).

ARTICLE V

DISTRIBUTIONS

5.01 Distribution of Cash Flow

Subject to Section 7.02, Cash Flow realized by the Partnership for each Fiscal Year (or part thereof) shall be distributed one hundred percent (100%) to the Limited Partner.

5.02 Limitations on Distributions

Notwithstanding any provision contained in this Agreement, the Partnership shall not make a distribution of Cash Flow (or other proceeds) to any Partner if such distribution would violate Section 17-607(a) of the Act or other applicable law.

5.03 In-Kind Distribution

Assets of the Partnership (other than cash) may not be distributed in kind to the Partners without the prior consent of the General Partner. If any assets of the Partnership are distributed to a Partner in kind, then for purposes of this Agreement, such assets shall be valued on the basis of the fair market value determined by the General Partner (without taking into account Section 7701(g) of the Code) on the date of distribution, and any Partner entitled to any interest in such assets shall receive such interest as a tenant-in-common with the other Partner(s) so entitled with an undivided interest in such assets in proportion to their respective Capital Accounts (after taking into account all Capital Account adjustments, including any book-up or book-down caused by such distribution) or as the General Partner may determine in its sole and absolute discretion. Upon such distribution, the Capital Account of each Partner shall be adjusted to reflect the amount of gain or loss that would have been allocated to such Partner pursuant to the appropriate provisions of this Agreement had the Partnership sold the assets being distributed for their agreed upon fair market value (taking into account Section 7701(g) of the Code) immediately prior to their distribution.

ARTICLE VI

RESTRICTIONS ON TRANSFER OF INTERESTS

6.01 Limitations on Transfer

No Partner shall be entitled to sell, exchange, assign, transfer, or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, “Transfer”), all or any part of such Partner’s Interest in the Partnership or withdraw or retire from the Partnership, without the prior written consent of the other Partner. Each Partner may grant or withhold its consent to any proposed Transfer in each such Partner’s sole and absolute discretion. Any attempted Transfer, in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect.

6.02 Admission of Substituted Partners

If any Partner Transfers such Partner’s Interest to a transferee in accordance with Section 6.01 above, then such transferee shall only be entitled to be admitted into the Partnership as a substituted general and/or limited partner (and this Agreement shall be amended in accordance with the Act to reflect such admission), if, (i) the General Partner shall reasonably approves the form and content of the instrument of transfer; (ii) the transferor and transferee named therein execute and acknowledge such other instruments and/or documents as the General Partner may deem reasonably necessary to effectuate such admission; (iii) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; and (iv) the transferor pays, as the General Partner may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs. To the maximum extent permitted by law, any assignee of an Interest who does not become a substituted general and/or limited partner shall have no right to require any information or account of the Partnership’s transactions, to inspect the Partnership books, or to vote on any of the matters as to which a Partner would be entitled to vote under this Agreement. An assignee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the assignor was entitled, to the extent assigned. A Partner that Transfers such Partner’s Interest shall not cease to be a Partner of the Partnership until the admission of the assignee as a substituted general and/or limited partner.

6.03 Election; Allocations Between Transferor and Transferee

Upon the Transfer of the Interest of any Partner or the distribution of any property of the Partnership to a Partner, the Partnership may file, in the sole and absolute discretion of the

General Partner, an election in accordance with the applicable Treasury Regulations, to cause the basis of the Partnership property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the Transfer of all or any part of the Interest of a Partner as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2)(ii).

6.04 Partition

No Partner shall have the right to partition any assets of the Partnership or any interest therein, nor shall a Partner make application or proceeding for a partition thereto and, upon any breach of the provisions of this Section 6.04 by any Partner, the other Partner (in addition to all rights and remedies afforded by law or equity) shall be entitled to a decree or order restraining or enjoining such application, action or proceeding.

6.05 Distributions Upon Withdrawal

To the maximum extent allowed by law, if any Partner withdraws from the Partnership, then such Partner shall not be entitled to the fair market value of such Partner’s Interest pursuant to Section 17-604 of the Act or otherwise, but shall only be entitled to the payments or distributions, if any, required to be made pursuant to this Agreement.

6.06 No Contractual Appraisal Rights

None of the Partners shall have any contractual (or other) appraisal rights with respect to their respective Interests pursuant to Section 17-212 of the Act or otherwise.

ARTICLE VII

DISSOLUTION AND WINDING UP OF THE PARTNERSHIP

7.01 Events Causing Dissolution of the Partnership

The retirement, withdrawal, bankruptcy or other cessation to serve as a general partner of the Partnership by the last remaining General Partner shall not dissolve the Partnership, but the business of the Partnership shall be continued by a successor general partner (“Successor General Partner”) to be selected by the Limited Partner within ninety (90) calendar days of such retirement, withdrawal, bankruptcy, removal or other cessation to serve. The admission of new partners into the Partnership in accordance with this Agreement shall not dissolve the Partnership.

The Partnership shall, however, be dissolved upon the first to occur of any of the following events:

(a) Sale or Transfer by Partnership. The sale, transfer or other disposition of all or substantially all of the assets of the Partnership and the collection by the Partnership of all Cash Flow derived therefrom;

(b) Retirement of Last Remaining General Partner. The retirement, withdrawal, bankruptcy or other cessation to serve by the last remaining General Partner followed by the failure of a Majority-in-Interest of the remaining Partners to select a Successor General Partner within ninety (90) calendar days thereafter in accordance with Section 7.01; or

(c) Affirmative Vote. The affirmative vote of all of the Partners to dissolve the Partnership.

The Partnership may be dissolved, liquidated, and terminated only pursuant to the provisions of this Section 7.01. To the maximum extent allowed by law, the Partners hereby irrevocably waive any and all other rights they may have to cause a dissolution of the Partnership or a sale or partition of any assets owned directly or indirectly by the Partnership, whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Partnership and the remaining Partners.

7.02 Termination of the Partnership

Upon the Liquidation of the Partnership caused by other than the termination of the Partnership under Section 708(b)(1)(b) of the Code (in which latter case the Partnership shall remain in existence in accordance with the provisions of such Section of the Code), the General Partner shall proceed to complete and conclude the affairs of the Partnership. During such period of proceeding to the completion and conclusion of the Partnership’s affairs, the Net Profits, Net Losses, and cash distributions of the Partnership shall continue to be shared by the Partners in accordance with this Agreement. The assets of the Partnership shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Partnership on or before the end of the taxable year of such Liquidation or, if later, within ninety (90) calendar days after such Liquidation, in the following order:

(a) Creditors. First, to creditors, including Partners who are creditors, in the order of priority as provided by law;

(b) Reserves. Second, to the setting up of any reserves which the General Partner deems necessary, in its sole and absolute discretion, for any contingent, conditional or unmatured liabilities or obligations of the Partnership; and

(c) Positive Capital Account Balance. Thereafter, to the Partners in proportion to, and to the extent of, the positive balance in each such Partner’s Capital Account (after taking into account all Capital Account adjustments for the taxable year of such Liquidation).

Any amounts withheld for reserves pursuant to paragraph (b) of this Section 7.02 shall be distributed to the Partners as soon as practicable, as determined in the sole and absolute discretion the General Partner, in proportion to the Partners’ respective positive Capital Account balances.

The Partners believe and intend that the effect of making any and all liquidating distributions in proportion to their respective positive Capital Account balances will result in such liquidating distributions being made to the Partners in accordance with the provision of Section 5.01. If the immediately preceding sentence is for any reason inaccurate, then the General Partner, upon the advice of tax counsel to the Partnership, is hereby authorized to make such amendments to the provisions of Article IV as may be reasonably necessary to cause such allocations to be in compliance with Code Section 704(b) and the Treasury Regulations promulgated thereunder.

7.03 Negative Capital Account Restoration

No Partner shall have any obligation whatsoever upon the Liquidation of such Partner’s Interest, the Liquidation of the Partnership or in any other event, to contribute all or any portion of any negative balance standing in such Partner’s Capital Account to the Partnership, to any other Partner or to any other person or entity.

ARTICLE VIII

BOOKS AND RECORDS

8.01 Books and Records

The General Partner shall make available at the principal office of the Partnership the books and records required to be maintained by the Act and such other books and records deemed necessary in the sole and absolute discretion of the General Partner for the operation of the Partnership’s business. Without limiting the generality of the foregoing, the books and records to be maintained by the General Partner shall include the following:

(a) Business and Financial Condition. True and full information regarding the status of the business and financial condition of the Partnership;

(b) Tax Returns. Promptly after becoming available, a copy of the Partnership’s federal and state local income tax returns for each year;

(c) Addresses. A current list of the name and last known business, residence or mailing address of each Partner;

(d) Copy of Agreement. A copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with executed copies of any written powers of attorney pursuant to which this Agreement and any certificate and all amendments thereto have been executed;

(e) Capital Contributions. True and full information regarding the amount of cash and the agreed value of any other property or services contributed by each Partner, and the date upon which each Partner became a partner of the Partnership; and

(f) Other Information. Any other information regarding the affairs of the Partnership that is just and reasonable.

8.02 Inspection

Each Partner shall at all times during regular business hours have access to the books and records of the Partnership set forth in Section 8.01 above and may inspect and copy any such records for any purpose reasonably related to such Partner’s Interest in the Partnership. A list of the names and addresses of all of the Partners shall be maintained as part of the books and records and shall be mailed to any Partner upon request. The Partnership may impose a reasonable charge for copy work on any Partner requesting a copy of any such books and records.

8.03 Accounting

(a) Method. The books of account of the Partnership shall be kept on the cash, accrual or such other method as is selected in the sole and absolute discretion of the General Partner.

(b) Fiscal Year. The Fiscal Year and the taxable year of the Partnership shall be the year ending December 31.

8.04 Bank Accounts

All receipts, funds, and income of the Partnership shall be deposited in a bank or banks selected by the General Partner in its sole and absolute discretion. Disbursements from such account or accounts may be made only upon the signature of the General Partner or an authorized representative thereof.

8.05 Tax Returns

As soon as reasonably practicable after the close of each Fiscal Year, the General Partner shall cause to be prepared and distributed to the Limited Partner all required federal and state Company tax and information returns.

8.06 Tax Matters Partner

The General Partner is hereby designated as the “tax matters partner” of the Partnership as determined under Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder.

ARTICLE IX

MISCELLANEOUS

9.01 Notices

All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) facsimile. Any such notice or other communication shall be deemed to have been given, received and effective upon the earlier of (a) if personally delivered, the date of delivery to the address of the Person to receive such notice; (b) if delivered by overnight commercial carrier, one (1) day following the receipt of such communication by such carrier from the sender, as shown on the sender’s delivery invoice from such carrier; (c) if mailed, on the date of delivery as shown by the sender’s registry or certification receipt; or (d) if given by facsimile, when sent. Any notice or other communication sent by facsimile must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing to be effective. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 9.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth in Section 1.08. Such addresses may be changed by giving written notice to the other Partner in the manner set forth in this Section 9.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.

9.02 Construction of Agreement

This Agreement may be executed and delivered in multiple counterparts including by facsimile, each of which shall be deemed an original Agreement, but all of which, taken together, shall constitute one (1) and the same Agreement, binding on the parties hereto. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof. The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. The consent, approval or determination of any Partner required or permitted under this Agreement may not be unreasonably withheld, delayed or conditioned, unless this Agreement provides that such consent, approval or determination may be withheld in the sole and absolute discretion of such Partner or otherwise provides for another standard so stated. Each of the Exhibits attached hereto is incorporated herein by reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. Where the context so requires, the use of any gender shall include the other genders, and the singular number shall include the plural and vice versa. Except as otherwise specifically provided in this Agreement, the remedies set forth herein are cumulative and shall not exclude any other remedies to which a Person may be lawfully entitled.

9.03 Further Acts

Each Partner covenants, on behalf of such Partner and such Partner’s successors and assigns, to execute, with acknowledgment, verification, or affidavit, if required, any and all documents and writings, and to perform any and all other acts, that may be reasonably necessary or desirable to implement, accomplish, and/or consummate the formation of the Partnership or to perform their respective obligations under this Agreement.

9.04 Preservation of Intent

If any provision of this Agreement is determined by any court having jurisdiction to be illegal or in conflict with any laws of any state or jurisdiction, then the Partners agree that such provision shall be modified to the extent legally possible so that the intent of this Agreement may be legally carried out. If any one (1) or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect or for any reason, then the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Partners’ rights and privileges shall be enforceable to the fullest extent permitted by law.

9.05 Waiver

No consent or waiver, express or implied, by a Partner to or of any breach or default by any other Partner in the performance by such other Partner of such other Partner’s obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner hereunder. Failure on the part of a Partner to complain of any act or failure to act of any other Partner or to declare any other Partner in default, irrespective of how long such failure continues, shall not constitute a waiver by such non-complaining or non-declaring Partner of the latter’s rights hereunder.

9.06 Entire Agreement

This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes any and all prior or other contemporaneous understanding, correspondence, negotiations or agreements between them respecting the subject matter hereof.

9.07 Amendments

This Agreement may only be amended or modified with the approval of (and execution by) all of the Partners.

9.08 Choice of Law

Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly acknowledge and agree that all of the terms and provisions of this Agreement shall be governed by and construed under the laws of the State of Delaware (without giving effect to the conflicts of laws and principles thereof).

9.09 No Third-Party Beneficiaries

Except as otherwise expressly provided by this Agreement, the provisions of this Agreement are not intended to be for the benefit of, or enforceable by, any third party and shall not give rise to a right on the part of any third party (i) to enforce or demand enforcement of a Partner’s obligation to contribute to capital, obligation to return distributions, or obligation to make other payments to the Partnership as set forth in this Agreement, or (ii) to demand that the Partnership or any Partner issue any capital call.

9.10 No Usury

Notwithstanding any other provision in this Agreement, the rate of interest charged by the Partnership or by any Partner (and/or any Affiliate thereof) to the Partnership or to any Partner in connection with any obligation under this Agreement shall not exceed the maximum rate permitted by applicable law. To the extent that any interest otherwise paid or payable by a Partner or the Partnership to the Partnership or to any Partner (and/or Affiliate) shall have been finally adjudicated to exceed the maximum amount permitted by applicable law, such interest shall be retroactively deemed to have been a required repayment of principal (and any such amount paid in excess of the outstanding principal amount shall be promptly returned to the payor). In furtherance of the foregoing, the Partners acknowledge and agree that pursuant to the

Act, no obligation of a Partner to the Partnership shall be subject to the defense of usury, and no Partner shall impose the defense of usury with respect to any such obligation in any action.

9.11 Waiver of Jury Trial

TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTNER WAIVES, AND COVENANTS THAT SUCH PARTNER WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH THE DEALINGS OF ANY OTHER PARTNER OR THE PARTNERSHIP IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. THE PARTNERSHIP OR ANY PARTNER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTNERS TO THE WAIVER OF THEIR RIGHTS TO TRIAL BY JURY.

9.12 Timing

All dates and times specified in this Agreement are of the essence and shall be strictly enforced.

9.13 Remedies for Breach of this Agreement

Except as otherwise specifically provided in this Agreement, the remedies set forth in this Agreement are cumulative and shall not exclude any other remedies to which a Person may be lawfully entitled.

9.14 No Consequential Damages

No Partner (or any Affiliate or representative thereof) shall have any liability for any punitive damages, lost profits, special damages or consequential damages based on any default or alleged default by any such Partner (or any Affiliate or representative thereof) under this Agreement.

9.15 Nonrecourse Nature of the Agreement

No Partner nor any direct or indirect member, manager, partner, shareholder, officer, director, trustee or beneficiary of such Partner (collectively, the “Nonrecourse Parties”) shall be personally liable in any manner or to any extent under or in connection with this Agreement, and the Partnership shall not have any recourse to any assets of any of the Nonrecourse Parties other than the Interest of any Nonrecourse Party in the Partnership to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this Agreement. The limitation of liability provided in this Section 9.15 is in addition to, and not in limitation of, any limitation on liability applicable to any Nonrecourse Parties provided by law or by this Agreement or any other contract, agreement or instrument.

ARTICLE X

DEFINITIONS

10.01 Act

The term “Act” means the Delaware Revised Uniform Limited Partnership Act, as set forth in Title 6, Chapter 17, Section 17-101, et seq. of the Delaware Code, as the same may be hereafter amended from time to time.

10.02 Adjusted Capital Account

The term “Adjusted Capital Account” means, with respect to any Partner as of the end of each Fiscal Year of the Partnership, such Partner’s Capital Account (i) reduced by any anticipated allocations, adjustments and distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4)-(6), and (ii) increased by the amount of any deficit in such Partner’s Capital Account that such Partner is deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5) or under Section 1.704-1 (b)(2)(ii)(c) of the Treasury Regulations as the end of such Fiscal Year.

10.03 Affiliate

The term “Affiliate” means any person or entity which, directly or indirectly through one (1) or more intermediaries, controls or is controlled by or is under common control with another person or entity. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to (i) vote fifty-one percent (51%) or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct management policies of such person by contract or otherwise.

10.04 Agreement

The term “Agreement” means this Agreement of Limited Partnership of TRI Pointe Operating, LP, as the same may be amended from time to time.

10.05 Capital Account

The term “Capital Account” means, in respect to each Partner, the aggregate amount of money contributed (or deemed contributed) by such Partner to the capital of the Partnership, increased by the aggregate fair market value (as determined in the sole and absolute discretion of the General Partner) of all property contributed (or deemed contributed) by such Partner to the capital of the Partnership (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Profits allocated to such Partner, and Partnership income or gain specially allocated to such Partner pursuant to Sections 4.03 and 4.04, and decreased by the aggregate amount of money distributed (or deemed distributed) to such Partner by the Partnership (exclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to such Partner), the aggregate fair market value (as determined in the sole and absolute discretion of the General Partner) of all property distributed (or deemed distributed) to such Partner by the Partnership (net of liabilities secured by such distributed property that such

Partner is considered to assume or take subject to under Section 752 of the Code), the aggregate amount of all Net Losses charged to such Partner and the aggregate amount of all losses, deductions, and partnership and/or partner “nonrecourse deductions” specially allocated to such Partner pursuant to Sections 4.03 and 4.04. The foregoing Capital Account definition and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted and applied in a manner consistent with such Regulations.

10.06 Cash Flow

The term “Cash Flow” means the excess, if any, of all cash receipts of the Partnership as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any Partnership expenses, any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Partner and any reimbursements made to any Partner, but exclusive of distributions to the Partners in their capacities as such) of the Partnership prior to that date, plus (ii) any reserve, determined in the sole and absolute discretion of the General Partner, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor. Cash Flow shall be determined and distributed at such times as the General Partner determines that funds are available therefor, taking into account the reasonable business needs of the Partnership.

10.07 Code

The term “Code” means the Internal Revenue Code of 1986, as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law).

10.08 Fiscal Year

The term “Fiscal Year” means each calendar year or portion thereof ending December 31, except in the year of the liquidation of the Partnership in which event such year shall end on the date of such liquidation.

10.09 General Partner

The term “General Partner” is defined in the Preamble.

10.10 Indemnitee

The term “Indemnitee” means each Person who is or was (i) a Partner, Unit Holder or Board Member (as such terms are defined in the LLC Agreement), (ii) an Affiliate of a Partner, Unit Holder or Board Member, or (iii) each Person serving at the request of the Partnership as a manager, member of the board of managers, director or officer of another limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise in connection with the business of the Partnership including, without limitation, each Person who is or was an officer or director of the General Partner.

10.11 Interest

The term “Interest” means, in respect to each Partner, all of such Partner’s right, title, and interest in and to the Net Profits, Net Losses, Cash Flow, and capital of the Partnership, and any and all other interests therein.

10.12 Limited Partner

The term “Limited Partner” is defined in the Preamble.

10.13 Liquidation

The term “Liquidation” means, (i) in respect to the Partnership, the earlier of the date upon which the Partnership is terminated under Section 708(b)(1) of the Code or the date upon which the Partnership ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts, and distributing any remaining balance to its Partners), and (ii) in respect to a Partner wherein the Partnership is not in Liquidation, means the liquidation of a Partner’s Interest under Treasury Regulation Section 1.761-1(d).

10.14 LLC Agreement

The term “LLC Agreement” means that certain Limited Liability Company Operating Agreement for TRI Pointe Homes, LLC entered into on the date hereof, as the same may be amended and restated from time to time.

10.15 Net Profits and Net Losses

The terms “Net Profits” and “Net Losses” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deductions required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Sections 1.704-1(b) and 1.704-2(b); and (ii) any and all partnership and/or partner “nonrecourse deductions” and/or items of Partnership income, gain, loss and deduction specially allocated to any Partner pursuant to Sections 4.03 and 4.04 shall not be taken into account in computing such taxable income or loss. Such adjustments shall also include, without limitation, the computation, in accordance with the Code, of (i) deductions for depreciation, cost recovery, and amortization attributable to, and/or (ii) any gain or loss attributable to the taxable disposition of, any Partnership property by reference to the book value of such property (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(q)), as such book value may from time to time be adjusted to equal such property’s fair market value (as determined in the sole and absolute discretion of the General Partner).

10.16 Nonrecourse Parties

The term “Nonrecourse Parties” is defined in Section 9.15.

10.17 Partners; Partner

The term “Partners” means the General Partner and the Limited Partner, collectively; the term “Partner” means any one (1) of the Partners.

10.18 Partnership

The term “Partnership” means the partnership created by the filing of the Certificate of Limited Partnership for the Partnership with the Office of the Delaware Secretary of State and the execution of this Agreement.

10.19 Percentage Interest

The term “Percentage Interest” means, with respect to each Partner, the percentage, if any, set forth opposite each such Partner’s name under the column entitled “Percentage Interest” on Exhibit “A” attached hereto.

10.20 Person

The term “Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee, or any other individual or entity, in its own or any representative capacity.

10.21 Regulatory Allocations

The term “Regulatory Allocations” is defined in Section 4.04.

10.22 Senior Officer

The term “Senior Officer” is defined in the LLC Agreement.

10.23 Senior Officer Employment and Equity Agreement

The term “Senior Officer Employment and Equity Agreement” is defined in the LLC Agreement.

10.24 Successor General Partner

The term “Successor General Partner” is defined in Section 7.01.

10.25 Transfer

The term “Transfer” is defined in Section 6.01.

10.26 Treasury Regulation

The term “Treasury Regulation” means any temporary, proposed and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first set forth above.

“General Partner”	TPH INVESTMENTS, INC., a Delaware corporation

	By:	/s/ Douglas F. Bauer
		Name:	Douglas F. Bauer
		Title:	Chief Executive Officer

	By:	/s/ Thomas J. Mitchell
		Name:	Thomas J. Mitchell
		Title:	President

“Limited Partner”	TRI POINTE HOMES, LLC, a Delaware limited liability company

	By:	/s/ Douglas F. Bauer
		Name:	Douglas F. Bauer
		Title:	Chief Executive Officer

	By:	/s/ Thomas J. Mitchell
		Name:	Thomas J. Mitchell
		Title:	President

NAMES, ADDRESSES

AND PERCENTAGE INTERESTS OF THE PARTNERS

Partners	Percentage Interest

General Partner:

TPH Investments, Inc. 20201 SW Birch Street Suite 100 Newport Beach, California 92660	0.00%

Limited Partner:

TRI Pointe Homes, LLC 20201 SW Birch Street Suite 100 Newport Beach, California 92660	100.00%

Total:	100.00%

EXHIBIT “A”

FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRI POINTE CONTRACTORS, LP

(formerly known as TRI Pointe Operating, LP)

THIS FIRST AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF TRI POINTE CONTRACTORS, LP (“Amendment”), is entered into effective as of November     , 2010, by and between TRI POINTE COMMUNITIES, INC., a Delaware corporation (formerly known as TPH Investments, Inc.), as the general partner (the “General Partner”); and TRI POINTE HOMES, LLC, a Delaware limited liability company, as the limited partner (the “Limited Partner”). The General Partner and the Limited Partner are sometimes referred to herein collectively as the “Partners” and individually as a “Partner.” Except where otherwise defined herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in, and all Article and Section references contained herein shall refer to, the Agreement (as such term is defined in Recital A below). This Amendment is made with reference to the following facts and circumstances:

R E C I T A L S :

A. TRI Pointe Contractors, LP, a Delaware limited partnership (the “Partnership”), is governed by that certain Agreement of Limited Partnership of TRI Pointe Operating, LP, entered into effective as of September 2010 (the “Agreement”).

B. Pursuant to that certain Certificate of Amendment of Certificate of Limited Partnership of TRI Pointe Operating, LP (Formerly Known As TRI Pointe Homes, LP), filed with the Office of the Delaware Secretary of State on September 27, 2010, the Partnership changed its name from “TRI Pointe Operating, LP,” to “TRI Pointe Contractors, LP.”

C. Pursuant to that certain Certificate of Amendment of Certificate of Incorporation of TPH Investments, Inc. (Formerly Known As TPH No. 1, Inc.), filed with the Office of the Delaware Secretary of State on September 27, 2010, the General Partner changed its name from “TPH Investments, Inc.,” to “TRI Pointe Communities, Inc.”

D. The Partners desire to amend the Agreement to reflect the foregoing name changes of the Partnership and the General Partner.

E. The Partners now desire to amend the Agreement upon such terms and conditions as are hereinafter set forth (i) to reflect that effective as of September 27, 2010, the Partnership has changed its name from “TRI Pointe Operating, LP,” to “TRI Pointe Contractors, LP;” (ii) to reflect that effective as of September 27, 2010, the General Partner has changed its name from “TPH Investments, Inc.,” to “TRI Pointe Communities, Inc.;” and (iii) to provide for such other changes to the Agreement as the Partners deem appropriate.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners hereby agree as follows:

A G R E E M E N T :

1. Name of Partnership. The Partners hereby acknowledge and agree that effective as of September 27, 2010, the name of the Partnership was changed from “TRI Pointe Operating, LP,” to “TRI Pointe Contractors, LP.”

2. Name of General Partner. The Partners hereby acknowledge and agree that effective as of September 27, 2010, the name of the General Partner was changed from “TPH Investments, Inc.,” to “TRI Pointe Communities, Inc.”

3. Ratification. The Partners acknowledge and agree that all acts and things previously done and any and all documents executed on behalf of the Partnership by the General Partner, whether using the names “TRI Pointe Operating, LP” or “TRI Pointe Contractors, LP,” with respect to the Partnership, or “TPH Investments, Inc.” or “TRI Pointe Communities, Inc.,” with respect to the General Partner, are in all respects ratified, approved, confirmed and adopted as the acts and deeds by and on behalf of the Partnership.

4. Miscellaneous

(a) Further Acts. Each party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Amendment and the transactions contemplated herein.

(b) Remainder of the Agreement. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect, are incorporated herein by this reference, and shall govern the conduct of the Partners; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

(c) Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one (1) and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.

(d) Entire Agreement. This Amendment and the Agreement (as hereby amended) together contain and constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Amendment and the Agreement, as hereby amended, may not be modified, amended, or otherwise changed in any manner, except as provided in the Agreement (as hereby amended).

(e) No Third-Party Beneficiaries. Except as may otherwise be expressly provided in the Agreement, this Amendment and the Agreement (as hereby amended) are solely for the benefit of the parties hereto, and no other person or entity is entitled to rely upon or benefit from this Amendment and/or the Agreement (as hereby amended) or any term hereof or thereof.

(f) Severability. Every provision of this Amendment is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid terms or provisions shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(g) Rules of Construction. The Paragraph headings used in this Amendment are for reference purposes only, and are not intended to be used in construing this Amendment. As used in this Amendment, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa. Time is of the essence of this Amendment. The provisions of this Amendment shall be construed and enforced in accordance with the laws of the State of Delaware and all provisions of this Amendment shall be governed by Delaware law without regard to principles of conflicts of laws. Each party hereto acknowledges, represents, and warrants that (i) such party is of equal bargaining strength; (ii) such party and such party’s independent counsel has reviewed and/or had the opportunity to review this Amendment; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Amendment, any portion hereof or any amendments hereto.

[SIGNATURE(S) FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

“General Partner”	TRI POINTE COMMUNITIES, INC., a Delaware corporation (formerly known as TPH Investments, Inc.)

	By:	/s/ Douglas F. Bauer
		Name:	Douglas F. Bauer
		Title:	Chief Executive Officer

	By:	/s/ Michael D. Grubbs
		Name:	Michael D. Grubbs
		Title:	Chief Financial Officer

“Limited Partner”	TRI POINTE HOMES, LLC, a Delaware limited liability company

	By:	/s/ Douglas F. Bauer
		Name:	Douglas F. Bauer
		Title:	Chief Executive Officer

	By:	/s/ Thomas J. Mitchell
		Name:	Thomas J. Mitchell
		Title:	President

S-1

SECOND AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRI POINTE CONTRACTORS, LP

THIS SECOND AMENDMENT TO AGREEMENT OF LIMITED PARTNERSHIP OF TRI POINTE CONTRACTORS, LP (“Amendment”), is entered into effective as of January 30, 2013, by and between TRI POINTE COMMUNITIES, INC., a Delaware corporation, as the general partner (the “General Partner”); and TRI POINTE HOMES, INC., a Delaware corporation (formerly known as TRI Pointe Homes, LLC, a Delaware limited liability company), as the limited partner (the “Limited Partner”). The General Partner and the Limited Partner are sometimes referred to herein collectively as the “Partners” and individually as a “Partner.” Except where otherwise defined herein, the capitalized terms used in this Amendment shall have the respective meanings assigned to such terms in, and all Article and Section references contained herein shall refer to, the Agreement (as such term is defined in Recital A below). This Amendment is made with reference to the following facts and circumstances:

R E C I T A L S :

A. TRI Pointe Contractors, LP, a Delaware limited partnership (the “Partnership”), is governed by that certain Agreement of Limited Partnership of TRI Pointe Operating, LP, entered into effective as of September 2010, as amended by that certain First Amendment to Agreement of Limited Partnership of TRI Pointe Contractors, LP, entered into effective as of November 2010 (collectively, the “Agreement”).

B. The parties hereto desire to amend the Agreement to reflect that the Limited Partner has converted from a Delaware limited liability company known as TRI Pointe Homes, LLC, into a Delaware corporation known as TRI Pointe Homes, Inc.

C. The Partners now desire to amend the Agreement upon such terms and conditions as are hereinafter set forth (i) to reflect that the Limited Partner has converted from a Delaware limited liability company known as TRI Pointe Homes, LLC, into a Delaware corporation known as TRI Pointe Homes, Inc., and (ii) to provide for such other changes to the Agreement as the Partners deem appropriate.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Partners hereby agree as follows:

A G R E E M E N T :

1. Conversion of Limited Partner. The Partners hereby acknowledge and agree that the Limited Partner has converted from a Delaware limited liability company known as TRI Pointe Homes, LLC, into a Delaware corporation known as TRI Pointe Homes, Inc.

2. Miscellaneous

(a) Further Acts. Each party hereto agrees to perform any further acts, and to execute and deliver (with acknowledgment, verification, and/or affidavit, if required) any further documents and instruments, as may be reasonably necessary or desirable to implement and/or accomplish the provisions of this Amendment and the transactions contemplated herein.

(b) Remainder of the Agreement. Except as expressly modified hereby, all other terms and provisions of the Agreement shall remain in full force and effect, are incorporated herein by this reference, and shall govern the conduct of the Partners; provided, however, to the extent of any inconsistency between the provisions of the Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

(c) Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original Amendment, but all of which, taken together, shall constitute one (1) and the same Amendment, binding on the parties hereto. The signature of any party to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart hereof.

(d) Entire Agreement. This Amendment and the Agreement (as hereby amended) together contain and constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and this Amendment and the Agreement, as hereby amended, may not be modified, amended, or otherwise changed in any manner, except as provided in the Agreement (as hereby amended).

(e) No Third-Party Beneficiaries. Except as may otherwise be expressly provided in the Agreement, this Amendment and the Agreement (as hereby amended) are solely for the benefit of the parties hereto, and no other person or entity is entitled to rely upon or benefit from this Amendment and/or the Agreement (as hereby amended) or any term hereof or thereof.

(f) Severability. Every provision of this Amendment is intended to be severable. If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid terms or provisions shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

(g) Rules of Construction. The Paragraph headings used in this Amendment are for reference purposes only, and are not intended to be used in construing this

Amendment. As used in this Amendment, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa. Time is of the essence of this Amendment. The provisions of this Amendment shall be construed and enforced in accordance with the laws of the State of Delaware and all provisions of this Amendment shall be governed by Delaware law without regard to principles of conflicts of laws. Each party hereto acknowledges, represents, and warrants that (i) such party is of equal bargaining strength; (ii) such party and such party’s independent counsel has reviewed and/or had the opportunity to review this Amendment; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Amendment, any portion hereof or any amendments hereto.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above.

“General Partner”	TRI POINTE COMMUNITIES, INC., a Delaware corporation

	By:	/s/ Michael D. Grubbs
		Name:	Michael D. Grubbs
		Title:	Chief Financial Officer

	By:	/s/ Thomas J. Mitchell
		Name:	Thomas J. Mitchell
		Title:	President

“Limited Partner”	TRI POINTE HOMES, INC., a Delaware corporation

	By:	/s/ Michael D. Grubbs
		Name:	Michael D. Grubbs
		Title:	Chief Financial Officer

	By:	/s/ Douglas F. Bauer
		Name:	Douglas F. Bauer
		Title:	Chief Executive Officer

S-1